Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

March 5, 2010

iPath Exchange Traded Notes

iPath® S&P GSCI® Crude Oil Total Return Index ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC that are linked to the total return of a market index. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or early redemption¹, based on the performance of the index less investor fees. The iPath® S&P GSCI® Crude Oil Total Return Index ETN is designed to provide investors with cost-effective exposure to crude oil as measured by the S&P GSCI® Crude Oil Total Return Index (the “Index”).

NOTE DETAILS CUMULATIVE INDEX RETURNS VS. S&P 500 INDEX

Ticker OIL

1600%

Intraday indicative value ticker OIL.IV

1400%

Bloomberg index ticker SPGSCLTR

1200%

CUSIP 06738C786

1000%

Primary exchange NYSE Arca

800%

Yearly fee 0.75%

600%

Inception date 08/15/06

400%

Maturity date 08/14/36

200%

Index S&P GSCI® Crude Oil Total Return

Index ETN 0%

-200%

* The investor fee is equal to the Yearly Fee times the principal amount of your securities 1992 1994 1996 1998 2000 2002 2004 2006 2008 times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early S&P GSCI® Crude Oil Total Return Index ETN S&P 500 Index redemption, the investor fee will increase by an amount equal to the Yearly Fee times the Source: S&P as of 12/31/09. Subject to change. principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided INDEX CORRELATIONS by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. S&P GSCI® Crude Oil Total Return Index ETN 1.00 S&P GSCI® Total Return Index 0.96 ISSUER DETAILS Dow Jones-UBS Commodity Index Total ReturnSM 0.80 Barclays Bank PLC long-term, unsecured obligations* S&P 500 Index 0.40 S&P rating AA- Barclays Capital U.S. Aggregate Bond Index -0.03 Moody’s rating Aa3 MSCI EAFE Index 0.51 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, ETNs rely on the rating of their issuer, Barclays Bank PLC. BlackRock 12/04—12/09, based on monthly returns.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

¹ Investors may redeem at least 50,000 units of the iPath® S&P GSCI® Crude Oil Total Return Index ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® S&P GSCI® Crude Oil Total Return Index ETN

The S&P GSCI® Crude Oil Index is a subindex of the S&P GSCI® Index and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the relevant components of the Index (which currently includes only the WTI crude oil futures contract traded on the New York Mercantile Exchange) plus the Treasury bill rate of interest that could be earned on funds committed to the trading of the underlying contracts. The 2009 reference price dollar weighting of the WTI crude oil contract in the S&P GSCI® Index is 39.75%.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 12/31/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED*

S&P GSCI® Crude Oil Total Return Index ETN 7.15 -11.06 -6.67 38.41 S&P GSCI® Total Return Index 13.48 -6.95 -3.00 28.20 Dow Jones-UBS Commodity Index Total ReturnSM 18.91 -3.83 1.96 20.41 S&P 500 Index 26.46 -5.63 0.42 16.05 Barclays Capital U.S. Aggregate Bond Index 5.93 6.04 4.97 3.68 MSCI EAFE Index 31.78 -6.04 3.54 19.63 Dow Jones U.S. Oil & Gas Index 17.26 0.52 10.83 24.05 S&P North American Natural Resources Sector Index™ 37.54 2.03 11.14 26.64 S&P Global Energy Sector Index 25.36 0.96 9.83 23.65

* Based on monthly returns for 12/04—12/09. Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BlackRock.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related the main risks see “Risk Factors” in the applicable prospectus. penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the from an independent tax advisor. offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information The index components for iPath ETNs linked to commodities indexes are concentrated in the about the issuer and this offering. You may get these documents for free by visiting www.iPathETN commodities sector. The market value of the Securities may be influenced by many unpredictable

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange factors, including, where applicable, highly volatile commodities prices, changes in supply and demand for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically

BlackRock Fund Distribution Company assists in the promotion of the Securities. exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant debt. The Securities are riskier than ordinary unsecured debt securities and have no principal commodity. These factors may affect the value of the index and the value of your Securities in varying protection. Risks of investing in the Securities include limited portfolio diversification, trade price ways. fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to “S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” direct investment in index or index components. The investor fee will reduce the amount of your return and “S&P GSCI® Crude Oil Total Return Index” are trademarks of The McGraw-Hill Companies, Inc. and at maturity or on redemption, and as a result you may receive less than the principal amount of your have been licensed for use by Barclays Bank PLC The Securities are not sponsored, endorsed, sold or investment at maturity or upon redemption of your Securities even if the value of the relevant index has promoted by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Standard & increased. An investment in iPath ETNs may not be suitable for all investors. Poor’s does not make any representation or warranty, express or implied, to the owners of the—I1209 The Securities may be sold throughout the day on the exchange through any brokerage account. There Securities or any member of the public regarding the advisability of investing in securities generally or in are restrictions on the minimum number of Securities you may redeem directly with the issuer as ®—OIL the Securities particularly or the ability of the S&P GSCI to track general stock market performance. iP specified in the applicable prospectus. Commissions may apply and there are tax consequences in the ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered event of sale, redemption or maturity of Securities. Sales in the secondary market may result in trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the 0210 significant losses.

- property, and used with the permission, of their respective owners. 0200 iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage Not FDIC Insured • No Bank Guarantee • May Lose Value iP -commissions.

Barclays Capital Inc. and its affiliates and BlackRock Fund Distribution Company and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not

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